Exhibit 99.1

Hologic Announces Financial Results for Second Quarter of Fiscal 2020

– Revenue of $756.1 Million Declines 7.6% due to Cynosure Divestiture, 7.1% in Constant Currency –

– Organic Revenue Increases 0.5%, 1.1% in Constant Currency –

– Company Posts GAAP Diluted EPS of $0.36, Non-GAAP Diluted EPS of $0.57 –

– Company to Introduce Second High-Throughput Coronavirus Test for Panther® Platform –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--April 29, 2020--Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal second quarter ended March 28, 2020.

“Our second quarter revenue results reflect the strong underlying momentum that has been building at Hologic over the last few years, and give us confidence that we will emerge from the current COVID-19 pandemic as a stronger company,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “We performed very well through most of the quarter, led by our U.S. Surgical and Diagnostics businesses, and our European franchises. However, disruptions caused by COVID-19 had a significant negative impact on sales in late March, as elective procedures and appointments were deferred, and many of our customers focused on responding to the pandemic. A lynchpin of that response is increasing diagnostic testing for the virus, and we are proud to play a leading role in this effort by developing a second COVID test that will run on our huge installed base of market-leading Panther® instruments.”

Recent Highlights

  Excluding material acquisitions and divestitures, organic revenue growth was 4.7% through the end of fiscal February, or 5.2% in constant currency.
  For the full quarter, global Molecular Diagnostics revenue of $190.6 million increased 13.6%, or 14.2% in constant currency, the division’s highest growth rate since 2012. This included $3.4 million of sales from the Company’s Panther Fusion® SARS-CoV-2 assay, which received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration. The Company has successfully scaled up manufacturing and is now producing nearly 600,000 Panther Fusion SARS-CoV-2 tests a month, representing a 12-fold increase in the Company’s prior capacity for similar tests that run on the Panther Fusion system.
  To help meet the tremendous global need for highly accurate COVID-19 tests that can be done quickly and in high volumes, the Company plans to launch a second SARS-CoV-2 assay that will run on its base Panther instrument. The Panther instrument is more widely available than the Panther Fusion platform, with more than 1,800 in use at clinical laboratories around the world today. Hologic expects to introduce the assay next week, and plans to manufacture at least a million tests a week. A separate press release on this subject was issued today.
  The Company’s European and Canadian franchises generated revenue of $133.2 million. Excluding the divested Medical Aesthetics business, this represented growth of 18.1%, or 20.8% in constant currency.
  The Company launched new products within the Panther Scalable Solutions portfolio in the United States and Europe. These optional configurations allow laboratories to scale their instrumentation to meet testing demands in both their current workflow and their future growth plans.
  The Company completed the $205 million Accelerated Share Repurchase (ASR) agreement that was announced in the first quarter, and repurchased an additional 5.9 million shares of stock for $267.6 million before suspending its buyback activities in March.

Key financial results for the fiscal second quarter are shown in the table below.

	GAAP			Non-GAAP
	Q2’20	Q2’19	Change Increase (Decrease)	Q2’20	Q2’19	Change Increase (Decrease)
Revenues	$756.1	$818.4	(7.6%)	$756.1	$818.4	(7.6%)
Gross Margin	52.3%	5.2%	4,710 bps	61.0%	61.0%	0 bps
Operating Expenses	$239.4	$365.6	(34.5%)	$222.5	$272.8	(18.4%)
Operating Margin	20.6%	(39.5%)	N.M.	31.5%	27.7%	380 bps
Net Margin	12.5%	(33.3%)	N.M.	20.0%	19.0%	100 bps
Diluted EPS	$0.36	($1.01)	N.M.	$0.57	$0.58	(1.7%)

Throughout this press release, all dollar figures are in millions, except EPS. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.”

Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Organic revenue is on a constant currency basis, and excludes the divested Blood Screening and Cynosure Medical Aesthetics businesses, as well as the acquired SSI business.

Revenue Detail

			Increase (Decrease)
$ in millions	Q2’20	Q2’19	Global Reported Change	Global Constant Currency Change	US Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology & Perinatal	$113.4	$115.5	(1.8%)	(1.0%)	(4.4%)	3.3%	5.6%
Molecular Diagnostics	$190.6	$167.8	13.6%	14.2%	9.5%	31.7%	35.1%
Blood Screening	$15.2	$13.4	13.5%	13.5%	13.5%	__-__	__-__
Total Diagnostics	$319.2	$296.7	7.6%	8.3%	5.0%	15.9%	18.7%
Excluding Blood	$304.0	$283.3	7.3%	8.0%	4.5%	15.9%	18.7%

Breast Health
Breast Imaging	$250.2	$265.9	(5.9%)	(5.3%)	(9.8%)	7.5%	9.8%
Interventional Breast Solutions	$57.6	$55.6	3.7%	4.1%	3.4%	5.7%	8.1%
Total Breast Health	$307.8	$321.5	(4.3%)	(3.7%)	(7.3%)	7.2%	9.5%
Excluding SSI	$302.0	$321.5	(6.1%)	(5.5%)	(7.8%)	0.6%	2.9%

Medical Aesthetics*	$0.0	$73.8	N/A	N/A	N/A	N/A	N/A

GYN Surgical	$105.4	$102.2	3.1%	3.6%	3.1%	3.0%	5.7%

Skeletal Health	$23.7	$24.2	(2.1%)	(1.6%)	11.5%	(20.7%)	(19.3%)

Total	$756.1	$818.4	(7.6%)	(7.1%)	(6.6%)	(10.7%)	(8.6%)
Excluding divested Blood and Aesthetics businesses	$740.9	$731.2	1.3%	1.9%	(0.8%)	8.7%	11.2%
Excluding divestitures and SSI acquisition (organic)	$735.1	$731.2	0.5%	1.1%	(1.0%)	6.0%	8.4%

* Hologic completed the divestiture of its Cynosure Medical Aesthetics business on December 30, 2019.

Other Financial Highlights

  U.S. revenue of $574.9 million decreased 6.6%. International revenue of $181.2 million decreased 10.7%, or 8.6% in constant currency. Organically, U.S. revenue of $558.5 million decreased 1.0%, while international revenue of $176.6 million increased 6.0%, or 8.4% in constant currency.
  GAAP gross margin of 52.3% increased significantly, primarily due to a $374.6 million non-cash impairment charge in the prior year period related to Medical Aesthetics intangible assets and equipment that was recorded within cost of goods sold. Non-GAAP gross margin of 61.0% was flat compared to the prior year period, as benefits from the Cynosure Medical Aesthetics divestiture were offset by lower sales due to the COVID-19 pandemic, unfavorable product sales mix, and the stronger U.S. dollar.
  GAAP operating margin of 20.6% increased significantly, primarily due to aggregate non-cash impairment charges of $443.8 million in the prior year period related to Medical Aesthetics intangible assets and equipment, and the divestiture of the division. Non-GAAP operating margin of 31.5% increased 380 basis points, primarily due to the Cynosure divestiture.
  The Company’s effective tax rate was 20.3% on a GAAP basis. On a non-GAAP basis, the effective tax rate was 23.8%. This was higher than forecasted due to unfavorable divisional and geographic mix of income partially as a result of the COVID-19 pandemic.
  GAAP net income attributable to Hologic was $96.3 million. This compares to a GAAP net loss of ($272.6) million in the prior year period, which included an aggregate $443.8 million of non-cash impairment charges related to the divested Medical Aesthetics business. Non-GAAP net income attributable to Hologic of $150.9 million decreased 3.2%. Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) was $248.3 million, a decrease of 2.3%.
  GAAP diluted EPS attributable to Hologic was $0.36. Non-GAAP diluted EPS attributable to Hologic of $0.57 decreased 1.7%.
  Total debt outstanding at the end of the quarter was $3.6 billion. The Company ended the quarter with cash and equivalents of $799.8 million, and a net leverage ratio (net debt over adjusted EBITDA) of 2.6 times. In March, the Company borrowed $750 million under its revolving credit facility to proactively prepare for lower cash flows over the coming quarters due to the COVID-19 pandemic, and to pay off its $250 million accounts receivable securitization program.
  On a trailing 12 months basis, adjusted Return on Invested Capital (ROIC) of 12.5% increased 20 basis points compared to the prior year period.

Withdrawal of 2020 Financial Guidance

Hologic expects the COVID-19 pandemic to have a significant negative impact on its future revenue and operating income, especially in the third quarter of fiscal 2020. However, because the scope and duration of the COVID-19 pandemic are uncertain, the Company cannot currently quantify these effects. The Company therefore withdrew its financial guidance for the second quarter and full year 2020 via press release on April 7, 2020.

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues, non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net margin; non-GAAP EPS; and adjusted EBITDA. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill, intangible assets and equipment; (ii) additional depreciation expense from acquired fixed assets and accelerated depreciation related to consolidation and closure of facilities; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value and adjustments to contingent consideration; (iv) restructuring and divestiture charges and facility closure and consolidation charges and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services) and separate divested businesses from existing operations; (v) expenses related to its divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters (vi) transaction related expenses for divestitures and acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of forward foreign currency contracts and foreign currency option contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impact of tax reform and other one-time impacts related to tax planning and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines organic revenue to exclude the divested Blood Screening and Cynosure businesses, and the acquired SSI business.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Conference Call and Webcast

Hologic’s management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the second quarter of fiscal 2020. Approximately 10 minutes before the call, dial 888-204-4368 (in the U.S.) or +1 323-994-2093 (international) and enter access code 1336510. A replay will be available approximately two hours after the call ends through Friday, May 22, 2020. The replay numbers are 888-203-1112 (U.S.) or +1 719-457-0820 (international), access code 1336510, PIN 1749. The Company will also provide a live webcast of the call at investors.hologic.com

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the severity and duration of the COVID-19 pandemic and its impact on the U.S. healthcare system, the U.S. economy and worldwide economy; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; the Company’s ability to develop and produce in a timely manner effective COVID-19 assays; U.S., European and general worldwide economic conditions, trade relations, and related uncertainties; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company’s ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, the need to comply with especially high standards for the manufacture of many of its products and risks associated with utilizing third party manufacturers; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; cybersecurity risks; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Revenues:
Product	$623.6	$667.8	$1,322.9	$1,350.9
Service and other	132.5	150.6	283.7	298.2
Total revenues	756.1	818.4	1,606.6	1,649.1

Cost of revenues:
Product	223.3	232.9	460.8	465.0
Amortization of acquired intangible assets	62.9	80.4	126.5	161.4
Impairment of intangible assets and equipment	—	374.6	25.8	374.6
Service and other	74.1	88.1	163.9	171.6

Gross profit	395.8	42.4	829.6	476.5

Operating expenses:
Research and development	49.3	57.3	110.4	110.5
Selling and marketing	110.6	133.5	255.4	279.5
General and administrative	66.5	89.9	155.1	168.5
Amortization of acquired intangible assets	10.1	14.1	19.2	28.2
Impairment of intangible assets and equipment	—	69.2	4.4	69.2
Restructuring and divestiture charges	2.9	1.6	3.9	3.3
Total operating expenses	239.4	365.6	548.4	659.2

Income (loss) from operations	156.4	(323.2)	281.2	(182.7)
Interest income	1.3	0.8	3.5	2.1
Interest expense	(31.3)	(34.8)	(64.1)	(70.9)
Debt extinguishment loss	—	—	—	(0.8)
Other (expense) income, net	(7.5)	3.5	(4.2)	2.9

Income (loss) before income taxes	118.9	(353.7)	216.4	(249.4)
Provision (benefit) for income taxes	24.1	(81.1)	(264.3)	(75.4)

Net income (loss)	$94.8	$(272.6)	$480.7	$(174.0)

Net loss attributable to noncontrolling interest	(1.5)	—	(1.8)	—
Net income (loss) attributable to Hologic	96.3	(272.6)	482.5	(174.0)

Net income (loss) per common share attributable to Hologic:
Basic	$0.37	$(1.01)	$1.82	$(0.64)
Diluted	$0.36	$(1.01)	$1.81	$(0.64)

Weighted average number of shares outstanding:
Basic	263,238	269,235	265,566	269,913
Diluted	264,506	269,235	267,114	269,913

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	March 28, 2020	September 28, 2019
ASSETS

Current assets:
Cash and cash equivalents	$799.8	$601.8
Accounts receivable, net	597.2	648.7
Inventories	401.3	444.9
Other current assets	138.3	97.7
Total current assets	1,936.6	1,793.1

Property, plant and equipment, net	445.3	470.9
Goodwill and intangible assets, net	3,920.8	4,023.5
Other assets	519.1	154.6
Total assets	$6,821.8	$6,442.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$806.1	$271.4
Accounts payable and accrued liabilities	502.2	619.2
Deferred revenue	172.6	179.5
Total current liabilities	1,480.9	1,070.1

Long-term debt, net of current portion	2,749.3	2,783.6
Deferred income taxes	235.9	275.3
Other long-term liabilities	264.5	197.4
Total Hologic stockholders' equity	2,086.1	2,115.7
Noncontrolling interest	5.1	—
Total liabilities and stockholders’ equity	$6,821.8	$6,442.1

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)

	Six Months Ended
	March 28, 2020	March 30, 2019
OPERATING ACTIVITIES
Net income (loss)	$480.7	$(174.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	42.3	46.8
Amortization of acquired intangibles	145.8	189.6
Stock-based compensation expense	33.8	34.6
Deferred income taxes	(44.2)	(173.3)
Asset impairment charges	30.2	443.8
Other adjustments and non-cash items	14.8	14.4
Changes in operating assets and liabilities, excluding the effect of acquisitions and dispositions:
Accounts receivable	(0.3)	18.6
Inventories	(33.3)	(54.0)
Prepaid income taxes	(27.7)	(8.3)
Prepaid expenses and other assets	(317.6)	(10.4)
Accounts payable	(47.9)	(27.2)
Accrued expenses and other liabilities	(50.8)	(71.2)
Deferred revenue	5.8	8.7
Net cash provided by operating activities	231.6	238.1
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(43.2)	(108.6)
Net proceeds from sale of business	142.7	—
Capital expenditures	(29.6)	(23.0)
Increase in equipment under customer usage agreements	(33.5)	(28.9)
Purchase of cost-method investment	—	(3.0)
Purchase of insurance contracts	(2.4)	—
Other activity	(1.4)	(3.6)
Net cash provided by (used in) investing activities	32.6	(167.1)
FINANCING ACTIVITIES
Proceeds from long-term debt	—	1,500.0
Repayment of long-term debt	(18.8)	(1,462.5)
Proceeds from revolving credit line	750.0	480.0
Repayments under revolving credit line	—	(695.0)
Proceeds from accounts receivable securitization agreement	16.0	—
Repayments under accounts receivable securitization agreement	(250.0)	(18.0)
Purchase of non-controlling interest	(1.7)	—
Payment of deferred acquisition consideration	(24.3)	—
Payment of acquired long-term debt	(8.3)	(2.5)
Payment of debt issuance costs	—	(2.7)
Purchase of interest rate caps	—	(1.5)
Payment to repurchase common stock pursuant to ASR agreement	(205.0)	—
Repurchase of common stock	(348.5)	(150.1)
Proceeds from issuance of common stock pursuant to employee stock plans	36.6	28.8
Payment of minimum tax withholdings on net share settlements of equity awards	(12.5)	(11.9)
Payments under finance lease obligations	(0.8)	(0.8)
Net cash used in financing activities	(67.3)	(336.2)
Effect of exchange rate changes on cash and cash equivalents	1.1	(0.5)
Net increase (decrease) in cash and cash equivalents	198.0	(265.7)
Cash and cash equivalents, beginning of period	601.8	666.7
Cash and cash equivalents, end of period	$799.8	$401.0

HOLOGIC, INC. RECONCILIATION OF GAAP TO NON-GAAP RESULTS (Unaudited) (In millions, except earnings per share and margin percentages)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Gross Profit:
GAAP gross profit	$395.8	$42.4	$829.6	$476.5
Adjustments:
Amortization of acquired intangible assets (1)	62.9	80.4	126.5	161.4
Impairment of intangible assets and equipment (9)	—	374.6	25.8	374.6
Incremental depreciation expense (2)	—	0.1	—	0.2
Integration/consolidation costs (8)	0.4	—	0.4	—
Fair value write-up of acquired inventory sold (12)	1.9	1.8	2.2	3.6
Non-GAAP gross profit	$461.0	$499.3	$984.5	$1,016.3

Gross Margin Percentage:
GAAP gross margin percentage	52.3%	5.2%	51.6%	28.9%
Impact of adjustments above	8.7%	55.8%	9.7%	32.7%
Non-GAAP gross margin percentage	61.0%	61.0%	61.3%	61.6%

Operating Expenses:
GAAP operating expenses	$239.4	$365.6	$548.4	$659.2
Adjustments:
Amortization of acquired intangible assets (1)	(10.1)	(14.1)	(19.2)	(28.2)
Impairment of intangible assets and equipment (9)	—	(69.2)	(4.4)	(69.2)
Incremental depreciation expense (2)	—	(0.3)	—	(0.7)
Transaction expenses (3)	(1.4)	(0.9)	(3.4)	(1.3)
Acquisition related adjustments (4)	—	—	3.8	—
Contingent consideration adjustments (6)	0.5	—	(0.4)	—
Litigation settlements (7)	—	(4.5)	(0.7)	(4.5)
Integration/consolidation costs (8)	(1.1)	(2.2)	(6.6)	(4.5)
Additional Cynosure related expenses (20)	(1.9)	—	(1.9)	—
Restructuring charges (8)	(2.9)	(1.6)	(3.9)	(3.3)
Non-GAAP operating expenses	$222.5	$272.8	$511.7	$547.5

Operating Margin:
GAAP income (loss) from operations	$156.4	$(323.2)	$281.2	$(182.7)
Adjustments to gross profit as detailed above	65.2	456.9	154.9	539.8
Adjustments to operating expenses as detailed above	16.9	92.8	36.7	111.7
Non-GAAP income from operations	$238.5	$226.5	$472.8	$468.8

Operating Margin Percentage:
GAAP income from operations margin percentage	20.7%	(39.5)%	17.5%	(11.1)%
Impact of adjustments above	10.8%	67.2%	11.9%	39.5%
Non-GAAP operating margin percentage	31.5%	27.7%	29.4%	28.4%

Interest Expense:
GAAP interest expense	$31.3	$34.8	$64.1	$70.9
Adjustments:
Debt transaction costs (17)	—	—	—	(0.8)
Non-GAAP interest expense	$31.3	$34.8	$64.1	$70.1
Pre-Tax Income (Loss):
GAAP pre-tax income (loss)	$118.9	$(353.7)	$216.4	$(249.4)
Adjustments to pre-tax earnings as detailed above	82.1	549.7	191.6	652.3
Debt extinguishment loss (5)	—	—	—	0.8
Gain from SSI (16)	—	—	(1.5)	—
Unrealized losses (gains) on forward foreign currency contracts (10)	(3.7)	1.4	(0.8)	(2.0)
Other (18)	(0.5)	—	0.6	(0.8)
Non-GAAP pre-tax income	$196.8	$197.4	$406.3	$400.9

Net Income (loss) Attributable to Hologic:
GAAP net income (Loss)	$94.8	$(272.6)	$480.7	$(174.0)
Adjustments:
Amortization of acquired intangible assets (1)	73.0	94.5	145.7	189.6
Restructuring, integration/consolidation, Cynosure-related and transaction expenses (2) (3) (8) (20)	7.7	4.7	16.1	9.1
Incremental depreciation expense (2)	—	0.4	—	0.9
Impairment of intangible assets and equipment (9)	—	443.8	30.2	443.8
Debt related expenses (5) (17)	—	—	—	1.6
Acquisition related adjustments (4) (6) (12)	1.4	1.8	(1.2)	3.6
Litigation settlements (7)	—	4.5	0.7	4.5
Gain from SSI (16)	—	—	(1.5)	—
Non-operating charges (10) (18)	(4.2)	1.4	(0.2)	(2.8)
Discrete impact of tax reform (11)	—	—	—	5.0
Tax effect of internal reorganization (15)	—	0.8	—	(19.2)
Discrete tax benefit from sale of Cynosure (19)	—	—	(310.9)	—
Income tax effect of reconciling items (13)	(22.7)	(123.4)	(45.7)	(149.4)
Non-GAAP net income	$150.0	$155.9	$313.9	$312.7
Net loss attributable to non-controlling interest	(0.9)	—	(1.1)	—
Net income attributable to Hologic	$150.9	$155.9	$315.0	$312.7

Net Income Percentage:
GAAP net income percentage	12.5%	(33.3)%	29.9%	(10.6)%
Impact of adjustments above	7.5%	52.3%	(10.3)%	29.6%
Non-GAAP net income attributable to Hologic percentage	20.0%	19.0%	19.6%	19.0%

Earnings Per Share Attributable to Hologic:
GAAP income per share - Diluted	$0.36	$(1.01)	$1.81	$(0.64)
Adjustment to net income (loss) (as detailed above)	0.21	1.59	(0.63)	1.79
Non-GAAP earnings per share – diluted (14)	$0.57	$0.58	$1.18	$1.15

Adjusted EBITDA:
Non-GAAP net income	$150.9	$155.9	$315.0	$312.7
Interest expense, net, not adjusted above	30.0	34.0	60.6	68.0
Provision for income taxes	46.8	41.4	92.4	88.2
Depreciation expense, not adjusted above	20.6	22.8	42.2	45.9
Adjusted EBITDA	$248.3	$254.1	$510.2	$514.8

Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)	To reflect non-cash fair value adjustments for additional depreciation expense related to the fair value write-up of fixed assets acquired in the Gen-Probe acquisition.
(3)

To reflect expenses with third parties related to acquisitions and divestitures typically incurred prior to when such transactions are completed. These expenses primarily comprise broker fees, legal fees, and consulting and due diligence fees.

(4)	To reflect an adjustment for the final Faxitron hold-back payment and an adjustment to reduce certain acquired accruals.
(5)	To reflect debt extinguishment losses primarily from refinancing the Company's Credit Agreement and Senior Notes.
(6)	To reflect an adjustment to the estimated contingent consideration liability related to the Faxitron acquisition, which was payable based upon Faxitron meeting defined revenue growth metrics.
(7)	To reflect the Company's settlements of litigation. In 2019, the settlements were with Enzo and Fujifilm in the second quarter of FY19.
(8)

To reflect restructuring and divestiture charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include retention and transfer costs, as well as costs incurred to integrate acquisitions and dispose businesses, including consulting, legal, tax and accounting fees.

(9)

For 2020, to reflect recording the Cynosure business to fair value based upon meeting the assets-held-for-sale criteria in the first quarter of fiscal 2020 due to executing an agreement to sell the business. For 2019, to reflect an intangible asset and equipment impairment charge aggregating $443.8 million related to the Medical Aesthetics reportable segment, which is comprised solely of the Cynosure business, in the second quarter of fiscal 2019. The Company identified impairment indicators in the second quarter of fiscal 2019 and determined the undiscounted cash flows of the asset group were not sufficient to recover the carrying value of the asset group. As such, the Company determined the fair value of the asset group and recorded an impairment charge for the difference between its fair value and carrying value.

(10)	To reflect non-cash unrealized gains and losses on the mark-to market on outstanding forward foreign currency and option contracts, which do not qualify for hedge accounting.
(11)

To reflect the discrete impact of tax reform to the provision for income taxes for the six months ended March 30, 2019. The benefit reduction of $5.0 million recorded in the three months ended December 29, 2018 was primarily related to credit utilization limitations and executive compensation deduction disallowances resulting from the completion of computations in the three months ended December 29, 2018.

(12)

To reflect the fair value step up of inventory sold during the period related to the SuperSonic Imagine and Health Beacons acquisitions in 2020 and the Focal and Faxitron acquisitions in fiscal 2019, respectively.

(13)	To reflect an estimated annual effective tax rate of 22.75% and 22.0% for fiscal 2020 and fiscal 2019, respectively.
(14)

Non-GAAP earnings per share was calculated based on 264,506 and 267,114 weighted average diluted shares outstanding for the three and six months ended March 28, 2020, respectively and 270,899 and 271,636 for the three and six months ended March 30, 2019, respectively.

(15)	To reflect a discrete tax benefit recorded in the six months ended March 30, 2019 from the adjustment of the Company's current and deferred tax accounts related to an internal restructuring.
(16)	To reflect an adjustment to remeasure the Company's initial investment in SuperSonic Imagine pursuant to U.S. GAAP for purchase accounting.
(17)	To reflect the amount of debt issuance costs recorded directly to interest expense as a result of fiscal 2019 refinancing of the Company's Credit Agreement.
(18)	To reflect non-operating gain and charges for the sale of securities and other items not representative of the Company's core business.
(19)	To reflect a discrete tax benefit from the sale of Cynosure in the second quarter of fiscal 2020.
(20)	To reflect additional expenses incurred related to the Cynosure disposition and indemnification provisions for legal and tax matters that existed as of the date of disposition.

Trailing Twelve Months ended March 28, 2020
Return on Invested Capital:

Adjusted Net Operating Profit After Tax
Non-GAAP net income attributable to Hologic	$661.6
Non-GAAP provision for income taxes	187.5
Non-GAAP interest expense	134.0
Non-GAAP other income	(5.6)
Adjusted net operating profit before tax	$977.5
Non-GAAP average effective tax rate (1)	22.1%
Adjusted net operating profit after tax	$761.1

Average Net Debt plus Average Stockholders’ Equity (2)
Average total debt	$3,332.9
Less: Average cash and cash equivalents	(600.4)
Average net debt	$2,732.5
Average stockholders’ equity (3)	$3,353.3
Average net debt plus average stockholders’ equity	$6,085.8

Adjusted ROIC
Adjusted ROIC (adjusted net operating profit after tax above divided by average net debt plus average stockholders’ equity)	12.5%
(1)

ROIC is presented on a TTM basis; non-GAAP effective tax rate for the three months ended June 29, 2019 was 22.0%, the three months ended September 28, 2019 was 21.05%, the three months ended December 28, 2019 was 21.75% and the three months ended March 28, 2020 was 23.8%.

(2)	Calculated using the average of the balances as of March 28, 2020 and March 30, 2019.
(3)

Adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019 and the impairment of intangible assets and equipment of $30.2 million in fiscal 2020. The impact of the intangible asset impairment charges is reflected net of tax.

As of
March 28, 2020
Net Leverage Ratio:

Total principal debt	$3,581.8
Total cash	(799.8)
Net principal debt, as adjusted	$2,782.0
EBITDA for the last four quarters	$1,064.3
Net Leverage Ratio	2.6
Other Supplemental Information:
	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Geographic Revenues
U.S.	76.0%	75.1%	75.1%	75.0%
Europe	14.8%	12.5%	13.8%	12.3%
Asia-Pacific	5.5%	7.9%	7.0%	8.1%
Rest of World	3.7%	4.5%	4.1%	4.6%
Total Revenues	100.0%	100.0%	100.0%	100.0%

Contacts

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588
michael.watts@hologic.com